Exhibit 99.1
BEACON REPORTS RECORD FOURTH QUARTER AND FULL YEAR NET SALES, STRONG NET INCOME AND HIGHEST ADJUSTED EBITDA IN HISTORY
•Ambition 2025 initiatives delivered growth in a challenging environment with higher sales across all business lines
•Strong execution drove fourth quarter results, with contributions from operational excellence initiatives and newly opened greenfield and acquired branches
•Margin enhancing private label and digital channel achieved record fourth quarter and full year sales and penetration
•Strong fourth quarter cash flow, prudent balance sheet management, and ample liquidity
•Management to provide strategic review, growth drivers and financial targets at Investor Day on March 13th
HERNDON, VA. — (BUSINESS WIRE) — February 27, 2025 — Beacon (Nasdaq: BECN) (the “Company”, “we”, “our”), the leading publicly-traded wholesale distributor specializing in roofing, waterproofing, and related exterior products, announced results today for the fourth quarter and full year ended December 31, 2024 (“2024”).
“Despite the challenging economic environment in 2024, we delivered record fourth quarter and full year sales and our highest fourth quarter Adjusted EBITDA in history,” said Julian Francis, Beacon’s President & CEO. “Since the announcement of our Ambition 2025 plan, we have faced the effects of a global pandemic, near-record levels of inflation, escalating interest rates, and an increasingly challenging housing market. Notwithstanding these headwinds, our Ambition 2025 plan has delivered multiple paths of growth every year and across all of our business lines. We have also continued to meet our targets, including reporting year-over-year net sales growth for the last 16 quarters, highlighting the resilience of our business model. Moreover, our strong balance sheet capacity provided the flexibility to invest in our future growth including continued high levels of growth-oriented capital expenditures and enhancements to our operational capabilities, including sales productivity, working capital management, and our pricing model. This investment supported the opening of 19 greenfield locations and the acquisition of 42 branches, enhancing our customer reach and service. Our achievements to date wouldn’t have been possible without the unwavering focus of the entire Beacon team, and I’m incredibly proud of our team members for delivering high caliber customer service, while expanding sales through our digital platform and private label program.
“In addition, during 2024, we returned $225 million in capital to shareholders through common share repurchases while subsequently reducing debt leverage to our target range as of December 31, 2024. We ended the year with strong fourth quarter cash generation, providing ample ability to deploy capital to both profitable growth and shareholder returns. Looking ahead, our markets are large and attractive, and we are poised to accelerate our successful strategy in 2025 and beyond. Our 8,000 team members stand ready to help our customers build more, and we look forward to leveraging opportunities and enhancing value for all stakeholders.”
Fourth Quarter Financial Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
(Unaudited; $ in millions)
Net sales	$2,403.6	$2,299.5	$9,763.2	$9,119.8
Gross profit	$617.5	$592.0	$2,504.8	$2,342.7
Gross margin %	25.7%	25.7%	25.7%	25.7%

Operating expense	$459.7	$428.5	$1,839.4	$1,630.5
% of net sales	19.1%	18.6%	18.9%	17.9%
Adjusted Operating Expense[1]	$433.6	$408.5	$1,720.9	$1,538.1
% of net sales[1]	18.0%	17.8%	17.6%	16.9%

Net income (loss)	$83.6	$95.1	$361.7	$435.0
% of net sales	3.5%	4.1%	3.7%	4.8%
Adjusted Net Income (Loss)[1]	$104.2	$111.2	$456.1	$507.9
% of net sales[1]	4.3%	4.8%	4.7%	5.6%
Adjusted EBITDA[1]	$222.5	$216.7	$930.2	$929.6
% of net sales[1]	9.3%	9.4%	9.5%	10.2%

1.Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Fourth Quarter
Net sales increased to $2.40 billion, 4.5% (2.8% on a per-day basis) growth compared to the prior year, and a Company record for fourth quarter net sales. Weighted-average selling price increased approximately 1-2%, while estimated organic volumes, including greenfields, decreased approximately 1-2% (3-4% on a per-day basis). Additionally, acquired branches contributed approximately 5.0% to the increase in fourth quarter net sales.
Residential roofing product sales increased 0.8% (decreased 0.8% on a per-day basis), non-residential roofing product sales increased 5.5% (3.8% on a per-day basis), and complementary product sales increased 11.7% (9.9% on a per-day basis) compared to the prior year. The increase in residential roofing product sales was primarily due to price execution. The increase in non-residential roofing product sales was primarily due to higher volumes driven by solid market execution driving above market growth. The increase in complementary product sales was largely due to two waterproofing acquisitions totaling 15 branches since December 31, 2023. The three-month periods ended December 31, 2024 and 2023 had 62 and 61 business days, respectively.
Gross margin of 25.7% remained unchanged from the prior year as higher average selling prices for our products were offset by higher product costs and a modestly higher non-residential product mix. The increases in operating expense and Adjusted Operating Expense were attributable to acquired branches, as well as higher organic selling, general, and administrative (“SG&A”) expense, including for greenfields. Acquired branches and greenfields contributed $22.8 million and $7.4 million, respectively, to the increase in SG&A expense. Organic SG&A expense, including greenfields, increased $1.6 million primarily due to an increase in warehouse operating costs, partially offset by a decrease in payroll and employee benefit costs. The increase in warehouse operating costs was primarily due to an increase in rent expense across our existing locations coupled with greenfields opened during the year, which contributed $2.5 million to the increase. The decrease in payroll and employee benefit costs was due to a reduction in headcount in response to market conditions at the end of the third quarter of 2024 resulting in a lower average number of employees during the fourth quarter of 2024. Organic SG&A expense also includes an increase in one-time acquisition and restructuring costs of $2.8 million. Excluding the increase in one-time acquisition and restructuring costs, organic SG&A expense decreased $1.2 million. Both operating expense as a percent of net sales and Adjusted Operating Expense as a percent of net sales were higher in 2024, primarily driven by the same factors.
Net income (loss) was $83.6 million, compared to $95.1 million in the prior year. Adjusted EBITDA was $222.5 million, compared to $216.7 million in the prior year. Net income (loss) per common share (“EPS”) on a diluted basis was $1.32, compared to $1.47 in the prior year. Fourth quarter results compared to the prior year period were largely driven by higher operating expense, partially offset by higher net sales discussed above.
Year ended December 31, 2024
Net sales increased to $9.76 billion, 7.1% (6.2% on a per-day basis) growth compared to the prior year, a Company record. Estimated organic volumes, including greenfields, increased approximately 1-2% (0-1% on a per-day basis) and weighted-average selling price increased approximately 1-2%. Additionally, acquired branches contributed approximately 4.6% to the increase in net sales.
Residential roofing product sales increased 3.9% (3.1% on per-day basis), non-residential roofing product sales increased 11.6% (10.7% on a per-day basis), and complementary product sales increased 8.9% (8.0% on per-day basis) compared to the prior year. The increase in residential roofing product sales was primarily due to price execution. The increase in non-residential roofing product sales was primarily due to higher volumes driven by the impact of customer destocking in the prior year period and, to a lesser extent, solid market execution driving above market growth. The increase in complementary product sales was largely due to two waterproofing acquisitions totaling 15 branches since December 31, 2023. The years ended December 31, 2024 and 2023 had 254 and 252 business days, respectively.
Gross margin of 25.7% remained unchanged from the prior year as higher average selling prices for our products were offset by higher product costs and a modestly higher non-residential product mix. The increases in operating expense and Adjusted Operating Expense were attributable to acquired branches, as well as higher organic SG&A expense. Acquired branches and greenfields contributed $75.8 million and $34.0 million, respectively, to the increase in SG&A expense. Organic SG&A expense increased $107.5 million primarily due to higher payroll and employee benefit costs, warehouse operating costs, and general and administrative expenses. The increase in payroll and employee benefit costs was due to higher average headcount during the year and, to a lesser extent, one-time severance payments and employee benefit costs for employees impacted by our operating cost reduction initiative executed at the end of the third quarter 2024. While our cost reduction initiative resulted in a one-time increase to SG&A expense in 2024, these actions are expected to yield annualized cost savings of $45 million, approximately $30 million of which will be realized in 2025. The increase in warehouse operating costs was primarily due to an increase in rent expense across our existing locations coupled with greenfields opened during the year, which contributed $10.2 million to the increase. The increase in general and administrative expenses was primarily due to an increase in acquisition-related costs of $5.1 million, costs attributable to greenfields of $2.7 million, and higher professional fees. Organic SG&A expense also includes an increase in one-time acquisition and restructuring costs of $19.2 million. Excluding the increase in one-time acquisition and restructuring costs, organic SG&A expense increased $88.3 million. Both operating expense as a percent of net sales and Adjusted Operating Expense as a percent of net sales were higher in 2024, primarily driven by the same factors.
Net income (loss) was $361.7 million, compared to $435.0 million in the prior year. Adjusted EBITDA was $930.2 million, compared to $929.6 million in the prior year. Diluted EPS was $5.68, compared to $(0.43) in the prior year. The negative diluted EPS in the prior year was attributable to the $414.6 million Repurchase Premium recognized in connection with the Preferred Stock repurchase, which is included as a component of net income (loss) attributable to common stockholders in calculating EPS. Full year results compared to the prior year were largely driven by higher operating expense, partially offset by higher net sales discussed above.
On May 9, 2024, the Company entered into an accelerated share repurchase (“ASR”) agreement to repurchase $225.0 million of its common stock. During the second quarter of 2024, the Company repurchased and retired 1,927,608 shares of its common stock representing 80% of the total expected share repurchases under the ASR. On December 27, 2024, the Company completed the ASR and received an additional 497,654 shares of its common stock. In total, 2,425,262 shares of the Company’s common stock were delivered under the ASR. As a result, shares of common stock outstanding decreased to 61.5 million as of December 31, 2024, from 63.3 million as of December 31, 2023.
To calculate approximate weighted average selling price and product cost changes, we review organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To calculate estimated volumes, we subtract the change in weighted average selling price, as described above, from the total changes in sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted average selling price and estimated volume changes may not be directly comparable to changes reported in prior periods.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.
Earnings Call
The Company will host a conference call and webcast today at 8:30 a.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon Fourth Quarter and Full Year 2024 Earnings Call
When:	Thursday, February 27, 2025
Time:	8:30 a.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations
Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 8:30 a.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.
Investor Day
As previously disclosed, the Company will host an Investor Day in New York City on Thursday, March 13, 2025. Beacon’s President and CEO Julian Francis, CFO Prithvi Gandhi, and other members of the senior leadership team will provide an in-depth review of Beacon’s strategy, growth drivers, and financial objectives. The event will include formal presentations, along with multiple Q&A sessions with senior leadership. Due to space limitations, the number of in-person participants is limited, and registration is required.
Forward-Looking Statements
This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. These statements include, but are not limited to: statements related to the views of the Company and expectations regarding the unsolicited tender offer (the “Offer”) from QXO, Inc. (“QXO”); any statements relating to the plans, strategies and objectives of management or the Company’s board of directors for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended December 31, 2023 and subsequent filings with the U.S. Securities and Exchange Commission. In addition, actual results may differ materially from those indicated in any forward-looking statements as the result of: factors relating to the Offer, including actions taken by QXO in connection with the Offer, actions taken by the Company or its stockholders in respect of the Offer, and the effects of the Offer, or the completion or failure to complete the Offer, on the Company’s businesses, or other developments involving QXO; product shortages; changes in supplier pricing and rebates; inability to identify acquisition targets or close acquisitions; difficulty integrating acquired businesses; inability to identify new markets or successfully open new locations; catastrophic safety incidents; cyclicality, seasonality and weather; IT failures or interruptions, including as a result of cybersecurity incidents; goodwill or intangible asset impairments; disruptions in the capital and credit markets; debt leverage; loss of key talent; labor disputes; and regulatory risks. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties referenced above and readers are cautioned not to place undue reliance on forward-looking statements. In addition, the forward-looking statements included in this release represent the Company’s views as of the date of this release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
About Beacon
Founded in 1928, Beacon is a publicly-traded Fortune 500 company that distributes specialty building products, including roofing materials and complementary products, such as siding and waterproofing. The Company operates over 580 branches throughout all 50 states in the U.S. and seven provinces in Canada. Beacon serves an extensive base of approximately 110,000 customers, utilizing its vast branch network and service capabilities to provide high-quality products and support throughout the entire project lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+®, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2024	% of Net Sales	2023	% of Net Sales	2024	% of Net Sales	2023	% of Net Sales
	(Unaudited)
Net sales	$2,403.6	100.0%	$2,299.5	100.0%	$9,763.2	100.0%	$9,119.8	100.0%
Cost of products sold	1,786.1	74.3%	1,707.5	74.3%	7,258.4	74.3%	6,777.1	74.3%
Gross profit	617.5	25.7%	592.0	25.7%	2,504.8	25.7%	2,342.7	25.7%
Operating expense:
Selling, general and administrative	407.4	16.9%	383.0	16.7%	1,637.6	16.8%	1,454.3	15.9%
Depreciation	29.1	1.2%	25.6	1.0%	109.9	1.1%	91.2	1.1%
Amortization	23.2	1.0%	19.9	0.9%	91.9	1.0%	85.0	0.9%
Total operating expense	459.7	19.1%	428.5	18.6%	1,839.4	18.9%	1,630.5	17.9%
Income (loss) from operations	157.8	6.6%	163.5	7.1%	665.4	6.8%	712.2	7.8%
Interest expense, financing costs and other, net	44.6	1.9%	37.1	1.6%	177.3	1.8%	126.1	1.4%
Loss on debt extinguishment	—	—%	—	—%	2.4	0.0%	—	—%
Income (loss) before provision for income taxes	113.2	4.7%	126.4	5.5%	485.7	5.0%	586.1	6.4%
Provision for (benefit from) income taxes	29.6	1.2%	31.3	1.4%	124.0	1.3%	151.1	1.6%
Net income (loss)	$83.6	3.5%	$95.1	4.1%	$361.7	3.7%	$435.0	4.8%

Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$83.6	3.5%	$95.1	4.1%	$361.7	3.7%	$435.0	4.8%
Dividends on Preferred Stock	—	—%	—	—%	—	—%	(13.9)	(0.2)%
Undistributed income allocated to participating securities	—	—%	—	—%	—	—%	(34.1)	(0.4)%
Repurchase Premium	—	—%	—	—%	—	—%	(414.6)	(4.5)%
Net income (loss) attributable to common stockholders	$83.6	3.5%	$95.1	4.1%	$361.7	3.7%	$(27.6)	(0.3)%

Weighted-average common shares outstanding:
Basic	62.0		63.4		62.5		63.7
Diluted	63.2		64.8		63.7		63.7

Net income (loss) per common share:
Basic	$1.35		$1.50		$5.78		$(0.43)
Diluted	$1.32		$1.47		$5.68		$(0.43)

BEACON ROOFING SUPPLY, INC.
Consolidated Balance Sheets
(In millions)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$74.3	$84.0
Accounts receivable, net	1,196.1	1,140.2
Inventories, net	1,407.7	1,227.9
Prepaid expenses and other current assets	501.7	444.6
Total current assets	3,179.8	2,896.7
Property and equipment, net	545.7	436.4
Goodwill	2,094.7	1,952.6
Intangibles, net	489.1	403.5
Operating lease right-of-use assets, net	626.8	503.6
Deferred income taxes, net	—	2.1
Other assets, net	17.5	12.8
Total assets	$6,953.6	$6,207.7

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$938.0	$942.8
Accrued expenses	522.4	498.6
Current portion of operating lease liabilities	101.2	89.7
Current portion of finance lease liabilities	38.9	26.2
Current portion of long-term debt	12.8	10.0
Total current liabilities	1,613.3	1,567.3
Borrowings under revolving lines of credit, net	148.1	80.0
Long-term debt, net	2,481.2	2,192.3
Deferred income taxes, net	37.0	20.1
Other long-term liabilities	1.9	0.5
Operating lease liabilities	544.7	423.7
Finance lease liabilities	134.9	100.3
Total liabilities	4,961.1	4,384.2

Convertible Preferred Stock	—	—

Stockholders' equity:
Common stock	0.6	0.6
Undesignated preferred stock	—	—
Additional paid-in capital	1,264.4	1,218.4
Retained earnings	753.7	618.8
Accumulated other comprehensive income (loss)	(26.2)	(14.3)
Total stockholders' equity	1,992.5	1,823.5
Total liabilities and stockholders' equity	$6,953.6	$6,207.7

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2024	2023
Operating Activities
Net income (loss)	$361.7	$435.0
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	201.8	176.2
Stock-based compensation	31.0	28.0
Certain interest expense and other financing costs	3.9	2.2
Loss on debt extinguishment	2.4	—
Gain on sale of fixed assets and other	(7.5)	(15.6)
Deferred income taxes	17.2	27.3
Changes in operating assets and liabilities:
Accounts receivable	15.4	(104.7)
Inventories	(114.5)	129.1
Prepaid expenses and other current assets	(56.0)	(27.5)
Accounts payable and accrued expenses	(43.2)	141.6
Other assets and liabilities	7.2	(3.8)
Net cash provided by (used in) operating activities	419.4	787.8

Investing Activities
Capital expenditures	(126.6)	(122.9)
Acquisition of business, net	(420.5)	(119.0)
Proceeds from sale of assets	7.9	17.5
Purchases of investments	(1.3)	(1.2)
Net cash provided by (used in) investing activities	(540.5)	(225.6)

Financing Activities
Borrowings under revolving lines of credit	2,881.7	2,374.2
Payments under revolving lines of credit	(2,815.1)	(2,550.7)
Borrowings under term loan	300.0	—
Payments under term loan	(12.8)	(10.0)
Borrowings under senior notes	—	600.0
Payment of debt issuance costs	(0.2)	(8.0)
Payments under equipment financing facilities and finance leases	(30.7)	(21.2)
Repurchase of convertible Preferred Stock	—	(805.7)
Payment of fees for the repurchase of convertible Preferred Stock	(0.1)	—
Repurchase and retirement of common stock, net	(225.0)	(110.9)
Payment of dividends on Preferred Stock	—	(18.9)
Proceeds from disgorgement of short-swing profits[1]	—	5.9
Proceeds from employee stock purchase plan	13.2	—
Proceeds from issuance of common stock related to equity awards	9.4	12.7
Payment of taxes related to net share settlement of equity awards	(7.6)	(13.8)
Net cash provided by (used in) financing activities	112.8	(546.4)

Effect of exchange rate changes on cash and cash equivalents	(1.4)	0.5

Net increase (decrease) in cash and cash equivalents	(9.7)	16.3
Cash and cash equivalents, beginning of period	84.0	67.7
Cash and cash equivalents, end of period	$74.3	$84.0

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$177.8	$111.3
Income taxes, net of refunds	$110.6	$120.6

1.During the year ended December 31, 2023, the Company received payments of $5.9 million from a shareholder related to short-swing trading profits disgorged pursuant to Section 16(b) of the Securities Exchange Act of 1934. The payments were recorded to additional paid-in capital on the consolidated balance sheets.

BEACON ROOFING SUPPLY, INC.
Consolidated Sales by Line of Business
(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended December 31,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$1,172.3	48.8%	$1,162.8	50.6%	$9.5	0.8%
Non-residential roofing products	661.4	27.5%	626.7	27.2%	34.7	5.5%
Complementary building products	569.9	23.7%	510.0	22.2%	59.9	11.7%
	$2,403.6	100.0%	$2,299.5	100.0%	$104.1	4.5%

Sales by Business Day[1,2]
	Three Months Ended December 31,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$18.9	48.8%	$19.1	50.6%	$(0.2)	(0.8)%
Non-residential roofing products	10.7	27.5%	10.3	27.2%	0.4	3.8%
Complementary building products	9.2	23.7%	8.3	22.2%	0.9	9.9%
	$38.8	100.0%	$37.7	100.0%	$1.1	2.8%

1.The three-month periods ended December 31, 2024 and 2023 had 62 and 61 business days, respectively.
2.Dollar and percentage changes may not recalculate due to rounding.

Sales by Line of Business
	Year Ended December 31,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$4,833.5	49.5%	$4,652.0	51.0%	$181.5	3.9%
Non-residential roofing products	2,674.1	27.4%	2,395.7	26.3%	278.4	11.6%
Complementary building products	2,255.6	23.1%	2,072.1	22.7%	183.5	8.9%
	$9,763.2	100.0%	$9,119.8	100.0%	$643.4	7.1%

Sales by Business Day[1,2]
	Year Ended December 31,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$19.0	49.5%	$18.5	51.0%	$0.5	3.1%
Non-residential roofing products	10.5	27.4%	9.5	26.3%	1.0	10.7%
Complementary building products	8.9	23.1%	8.2	22.7%	0.7	8.0%
	$38.4	100.0%	$36.2	100.0%	$2.2	6.2%

1.The years ended December 31, 2024 and 2023 had 254 and 252 business days, respectively.
2.Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures
(Unaudited; in millions)
Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:
•Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss), excluding the impact of the adjusting items (as described below).
•Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).
We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.
We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusting Items to Non-GAAP Financial Measures
The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):
•Acquisition costs. Represent certain direct and incremental costs related to acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. We exclude acquisition costs from our non-GAAP financial measures to provide a useful comparison of our operating results to prior periods and to our peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect our core operations.
•Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; costs related to changing our fiscal year end; amortization of debt issuance costs; debt refinancing and extinguishment costs; abandoned lease costs; and costs associated with responding to unsolicited acquisition proposals and attempts to acquire control of the Company. We exclude restructuring costs from our non-GAAP financial measures, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of our business.
The following table presents the pre-tax impact of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense		Non-Operating Expense
	SG&A	Amortization	Interest Expense	Other (Income) Expense	Total
Three Months Ended December 31, 2024
Acquisition costs	$1.2	$23.2	$1.0	$—	$25.4
Restructuring costs	1.7	—	0.6	—	2.3
Total adjusting items	$2.9	$23.2	$1.6	$—	$27.7
Three Months Ended December 31, 2023
Acquisition costs	$1.6	$19.9	$1.1	$—	$22.6
Restructuring costs	(1.5)	—	0.5	—	(1.0)
Total adjusting items	$0.1	$19.9	$1.6	$—	$21.6

Year Ended December 31, 2024
Acquisition costs	$12.0	$91.9	$3.9	$—	$107.8
Restructuring costs[1]	14.6	—	2.2	2.4	19.2
Total adjusting items	$26.6	$91.9	$6.1	$2.4	$127.0
Year Ended December 31, 2023
Acquisition costs	$6.9	$85.0	$4.1	$—	$96.0
Restructuring costs	0.5	—	1.5	—	2.0
Total adjusting items	$7.4	$85.0	$5.6	$—	$98.0

1.Other (income) expense for the year ended December 31, 2024 consists of a loss on debt extinguishment of $2.4 million as a result of the refinancing of our 2028 Term Loan.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted Operating Expense
The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating expense	$459.7	$428.5	$1,839.4	$1,630.5
Acquisition costs	(24.4)	(21.5)	(103.9)	(91.9)
Restructuring costs	(1.7)	1.5	(14.6)	(0.5)
Adjusted Operating Expense	$433.6	$408.5	$1,720.9	$1,538.1

Net sales	$2,403.6	$2,299.5	$9,763.2	$9,119.8
Operating expense as % of net sales	19.1%	18.6%	18.9%	17.9%
Adjusted Operating Expense as % of net sales	18.0%	17.8%	17.6%	16.9%

Adjusted Net Income (Loss)
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$83.6	$95.1	$361.7	$435.0
Adjusting items:
Acquisition costs	25.4	22.6	107.8	96.0
Restructuring costs	2.3	(1.0)	19.2	2.0
Total adjusting items	27.7	21.6	127.0	98.0
Less: tax impact of adjusting items[1]	(7.1)	(5.5)	(32.6)	(25.1)
Total adjustments, net of tax	20.6	16.1	94.4	72.9
Adjusted Net Income (Loss)	$104.2	$111.2	$456.1	$507.9

Net sales	$2,403.6	$2,299.5	$9,763.2	$9,119.8
Net income (loss) as % net of sales	3.5%	4.1%	3.7%	4.8%
Adjusted Net Income (Loss) as % net of sales	4.3%	4.8%	4.7%	5.6%

1.Amounts represent the tax impact of adjustments that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjustments for the three months ended December 31, 2024 and 2023 were calculated using a blended effective tax rate of 25.6% and 25.5%, respectively. The tax impact of adjustments for the year ended December 31, 2024 and 2023 were calculated using a blended effective tax rate of 25.7% and 25.6%, respectively.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted EBITDA
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$83.6	$95.1	$361.7	$435.0
Interest expense, net	46.4	38.9	182.7	131.9
Income taxes	29.6	31.3	124.0	151.1
Depreciation and amortization	52.3	45.5	201.8	176.2
Stock-based compensation	7.7	5.8	31.0	28.0
Acquisition costs[1]	1.2	1.6	12.0	6.9
Restructuring costs[1]	1.7	(1.5)	17.0	0.5
Adjusted EBITDA	$222.5	$216.7	$930.2	$929.6

Net sales	$2,403.6	$2,299.5	$9,763.2	$9,119.8
Net income (loss) as % of net sales	3.5%	4.1%	3.7%	4.8%
Adjusted EBITDA as % of net sales	9.3%	9.4%	9.5%	10.2%

1.Amounts represent adjusting items included in SG&A expense and other (income) expense; remaining adjusting item balances are embedded within the other line item balances reported in this table.